EXHIBIT 99.3

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On September 1, 2010, Ocwen Financial Corporation (Ocwen), through its subsidiary Ocwen Loan Servicing, LLC (OLS), completed its acquisition (the HomEq Acquisition) of the U.S. non-prime mortgage servicing business within Barclays Bank PLC (Barclays) known as HomEq Servicing. This transaction did not result in the transfer of ownership of any legal entities.

The unaudited pro forma combined statement of operations combines the consolidated results of operations of Ocwen and combined consolidated results of operations of HomEq Servicing for the year ended December 31, 2010 and are presented as if the HomEq Acquisition had occurred on January 1, 2010.

The historical consolidated financial information of Ocwen and historical combined consolidated information of HomEq Servicing have been adjusted in the unaudited pro forma combined statement of operations to give effect to pro forma events that are (1) directly attributable to the HomEq Acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma combined statement of operations should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma combined statement of operations was based on and should be read in conjunction with the:

●	Historical audited consolidated financial statements for the year ended December 31, 2010 and the related notes of Ocwen included in its Annual Report on Form 10-K; and

●
Historical unaudited combined consolidated statements of HomEq Servicing for the six months ended June 30, 2010 that were filed as Exhibit 99.1 in Ocwen’s Current Report on Form 8-K/A dated November 18, 2010.

The unaudited pro forma combined statement of operations is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the HomEq Acquisition been completed as of the date indicated because of differences in servicing practices and cost structure between Ocwen and HomEq Servicing. In addition, the unaudited pro forma combined statement of operations does not purport to project the future operating results of Ocwen and HomEq Servicing combined nor does it reflect expected realization of any cost savings associated with the HomEq Acquisition.

The unaudited pro forma combined statement of operations has been prepared using the acquisition method of accounting which requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. We believe that the fair values assigned to the assets acquired and liabilities assumed, as reflected in the pro-forma financial statements, are based on reasonable assumptions. Ocwen’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the results of operations.

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(Dollars in thousands, except share data)

	Ocwen Historical	HomEq Servicing Historical for the Six Months Ended June 30, 2010 (4A)	HomEq Servicing Historical for the Two Months Ended August 31, 2010 (4B)	Pro Forma Adjustments	Note	OCN Pro Forma
Revenue
Servicing and subservicing fees	$321,699	$89,443	$16,979	$(14,069)	4C	$414,052
Process management fees	33,704	—	—	—		33,704
Other revenues	4,978	779	5,035	—		10,792
Total revenue	360,381	90,222	22,014	(14,069)		458,548

Operating expenses
Compensation and benefits	87,644	44,002	14,209	(20,727)	4D	125,128
Amortization of servicing rights	31,455	5,157	1,719	6,890	4E	45,221
Servicing and origination	6,851	2,340	202	—		9,393
Technology and communications	25,644	2,159	634	—		28,437
Professional services	42,837	5,572	1,515	(3,964)	4F	45,960
Occupancy and equipment	32,924	8,014	2,671	(4,517)	4G	39,092
Other operating expenses	9,119	3,733	1,021	—		13,873
Total operating expenses	236,474	70,977	21,971	(22,318)		307,104

Income (loss) from operations	123,907	19,245	43	8,249		151,444

Other income (expense)
Interest income	10,859	242	(92)	—		11,009
Interest expense	(85,923)	(4,379)	(1,460)	(43,766)	4H	(135,528)
Loss on trading securities	(7,968)	—	—	—		(7,968)
Loss on loans held for resale, net	(5,865)	—	—	—		(5,865)
Equity in earnings of unconsolidated entities	1,371	—	—	—		1,371
Change in value of mortgage servicing rights at fair value	—	(1,334)	(445)	1,779	4I	—
Other, net	2,773	192	868	—		3,833
Other expense, net	(84,753)	(5,279)	(1,129)	(41,987)		(133,148)

Income (loss) from continuing operations before income taxes	39,154	13,966	(1,086)	(33,738)		18,296
Income tax expense (benefit)	5,545	7,360	(572)	(12,186)	4J	147
Income (loss) from continuing operations	33,609	6,606	(514)	(21,552)		18,149
Net income from continuing operations attributable to non-controlling interest in subsidiaries	(8)	—	—	—		(8)
Income (loss) from continuing operations attributable to Ocwen Financial Corporation / HomEq Servicing	$33,601	$6,606	$(514)	$(21,552)		$18,141

Basic earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.34					$0.18

Diluted earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.32					$0.18

Weighted average common shares outstanding
Basic	100,273,121					100,273,121
Diluted	107,483,015					102,845,791

See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
(Dollars in thousands)

The pro forma adjustments are based upon the following assumptions with regard to the purchase of HomEq Servicing:

1.	Acquisition Transaction

On September 1, 2010, Ocwen completed the HomEq Acquisition. The sellers were Barclays Bank PLC, a corporation organized under the laws of England and Wales (Barclays), and Barclays Capital Real Estate Inc., a corporation organized under the laws of the State of Delaware (BCRE). The HomeEq Acquisition was completed in accordance with the provisions of the Asset Purchase Agreement dated May 28, 2010 among Barclays, BCRE, OLS and Ocwen. This transaction did not result in the transfer of ownership of any legal entities.

OLS paid an initial aggregate purchase price of $1,196,747 in cash upon completion of the HomEq Acquisition. Of this amount, $852,617 was funded by notes issued by a new $1,011,000 revolving structured servicing advance financing facility, $150,000 was paid from funds held in escrow in accordance with the terms of the new $350,000 senior secured term loan facility and $194,130 consisted of cash and funds borrowed pursuant to the senior secured term loan facility. The initial purchase price was reduced by $29,625 pursuant to an initial true-up of advances.

The transaction has been accounted for using the acquisition method of accounting, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.

2.	Accounting Policies

The unaudited pro forma combined statement of operations reflects adjustments to conform the results of HomEq Servicing to the accounting policies of Ocwen with regard to the timing of servicing revenue recognition and the subsequent measurement of mortgage servicing rights (MSRs).

HomEq Servicing accounted for a certain class of its MSRs using the fair value measurement method with changes in fair value reported in the statement of operations. The remaining MSRs were accounted for using the amortization method with amortization reported in the statement of operations in proportion to, and over the period of, estimated net servicing income. Ocwen accounts for all classes of its MSRs using the amortization method.

HomEq Servicing recognized servicing fees when the fees were earned, which HomEq Servicing generally considered to be the period during which the services were provided. Ocwen recognizes servicing fees when the fees are earned, which Ocwen generally considers to be when the borrowers’ payments are collected.

3.	Reclassifications

Certain amounts in the historical statement of operations of HomEq Servicing have been reclassified to conform to Ocwen’s presentation. Insurance commissions revenue has been reclassified to Servicing and subservicing fees. In addition, Impairment of servicing rights has been reclassified to Servicing and origination expenses.

4.	Unaudited Pro Forma Combined Statements of Operations

A.
Represents the combined consolidated statement of operations for HomEq Servicing for the six months ended June 30, 2010. The historical combined consolidated financial statements of HomEq Servicing, including the notes thereto, were filed as Exhibit 99.1 to Ocwen’s Current Report on Form 8-K/A dated November 18, 2010.

B.	Represents the combined consolidated statement of operations for HomEq Servicing for the two months ended August 31, 2010. This information was obtained from the internal records of HomEq Servicing.

The unaudited pro forma combined statement of operations gives effect to the acquisition as if it had occurred at January 1, 2010. The pro forma adjustments to the Ocwen unaudited pro forma combined statement of operations are based on the following adjustments to the historical statements of operations of Ocwen and HomEq Servicing:

C.
(a) To increase servicing fees by $7,549 to eliminate the effect of the change in the HomEq Servicing accrual for servicing fees to conform to Ocwen’s policy for servicing fee revenue recognition.
(b) To eliminate $21,618 of servicing fees related to MSRs not acquired by Ocwen.

D.	To eliminate severance post-acquisition expense incurred by Ocwen for HomEq Servicing employees in connection with the closure of facilities.

E.
(a) To eliminate $6,876 of amortization of MSRs recognized by HomEq Servicing.
(b) To record $13,766 of amortization of acquired MSRs, reflecting amortization that would have been recognized using Ocwen’s amortization policy if the acquired MSRs had been recorded on January 1, 2010.

F.	To eliminate acquisition-related professional services expenses incurred by Ocwen through December 31, 2010.

G.
(a) To eliminate $5,585 of historical depreciation and other amortization recognized by HomEq Servicing.
(b) To record depreciation expense of $1,068 on acquired fixed assets, which consisted principally of leasehold improvements and computer hardware and software related to the servicing platforms of HomEq Servicing. Depreciation expense is based on the fair values of the acquired assets using Ocwen’s capitalization policies as adjusted for the remaining economic lives of the acquired assets at the date of acquisition.

H.
(a) To eliminate $5,839 of interest costs associated with the pre-acquisition debt of HomEq Servicing, which was not assumed by Ocwen.
(b) To record interest expense of $44,274 on the new acquisition-related debt incurred by Ocwen. The new acquisition-related debt bears interest at variable rates over time. For purposes of this pro forma adjustment, an interest rate of 9% was utilized for the senior secured term loan because 1-Month LIBOR was 0.34844% and the debt bears interest at 1-month LIBOR plus a margin of 7% with a LIBOR floor of 2%. The contractual quarterly principal repayments of $8,750 on the senior secured term loan were considered in determining the pro forma interest expense. For the revolving structured servicing advance financing facility, pro forma interest expense adjustments were based on the commercial paper rate of the principal lender of 0.36581% and 1-Month LIBOR. If interest rates were to increase by 1/8% from those used in computing the pro forma interest expense, the effect would be to increase annual interest expense by $1,066.

(c) To record amortization of debt issuance costs and discount of $5,331 on the new acquisition-related debt incurred by Ocwen using the effective interest rate method.

I.	To eliminate the change in value of MSRs at fair value recognized by HomEq Servicing.

J.	To record income taxes at the combined federal and state statutory rate.

5.	Earnings per Share

Because Ocwen paid cash to acquire HomEq Servicing and did not issue any stock or stock-based awards in connection with the HomEq Acquisition, the number of weighted average common shares outstanding used to compute pro forma basic and diluted earnings per share are the same as the Ocwen historical amounts.

Conversion of Ocwen’s 3.25% Convertible Notes into shares of common stock has not been assumed for purposes of computing pro forma diluted earnings per share for the year ended December 31, 2010 because the effect would be anti-dilutive. The effect of the Convertible Notes on diluted earnings per share is computed using the if-converted method. Interest expense and related amortization costs applicable to the Convertible Notes, net of income tax, are added back to net income. The effect is anti-dilutive whenever interest expense on the Convertible Notes, net of income tax, per common share obtainable on conversion exceeds basic earnings per share.